RESOURCES CONNECTION, INC.

DIRECTORS’ COMPENSATION POLICY

Revised January 19, 2023

Directors of Resources Connection, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company.  This revised policy is effective beginning January 1, 2023 and supersedes all prior policies concerning compensation of the Company’s non-employee directors as to their service from and after that time.  The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$50,000
Additional Board Chair Retainer Additional Lead Independent Director Retainer	$250,000 $30,000
Additional Committee Chair Retainers:
Audit Committee Chair	$35,000
Compensation Committee Chair	$15,000
Corporate Governance and Nominating Committee Chair	$10,000
Additional Committee Retainers:
Audit Committee	$5,000
Compensation Committee	$5,000
Corporate Governance and Nominating Committee	$2,500

Equity Compensation
Annual Equity Award	$100,000
pro rata portion of Annual Equity Award dependent upon appointment or election date for new directors

Cash Compensation

Each non-employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”).  A non-employee director who serves as the Chair of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Board Chair Retainer”).  A non-employee director who serves as the Lead Independent Director of the Board will be entitled to an additional cash retainer while serving in that position in the amount set forth above (the “Additional Lead Independent Director Retainer”).  A non-employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee of the Board will be entitled to an additional cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”).  A non-employee director who serves as a member of the Audit Committee, the Compensation Committee or the Corporate Governance and Nominating Committee of the Board will be entitled to an additional cash retainer while serving as a member of that committee in the applicable amount set forth above (an “Additional Committee Member Retainer”).

The amounts of the Annual Retainer, Additional Board Chair Retainer, Additional Lead Independent Director Retainer, Additional Committee Chair Retainers and Additional Committee Member Retainers reflected above are expressed as annualized amounts.  These retainers will be paid on an annual basis.  New non-employee directors, including any director who is employed or formerly employed by the Company or one of its subsidiaries and who first becomes a non-employee director as a result of ceasing to be so employed, will receive a pro rata portion of the Annual Retainer and any applicable Additional Retainers, with the proration based on the number of calendar days in the calendar year that the director will serve as a non-employee director or will hold the particular position, as the case may be.

Equity Awards

Annual Restricted Stock Awards for Continuing Board Members

On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock with respect to shares of the Company’s common stock.  The number of shares subject to such restricted stock award will be determined by dividing the Annual Equity Award grant value set forth above by the per-share closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).  The date of grant will be the first market trading date in January.  Notwithstanding the foregoing, the Board my provide for a non-employee director to receive the value of the Annual Equity Award  in cash if the non-employee director’s equity holdings in the Company’s common stock already exceed ten times the applicable ownership level under the Company’s Stock Ownership Guidelines for Directors at the time the Annual Equity Award would otherwise be granted.

Initial Restricted Stock Awards for New Directors

Each new non-employee director appointed or elected after the start of the calendar year, as well as an employee or former employee of the Company or one of its subsidiaries who ceases to be so employed or becomes a non-employee director after the start of a calendar year, will receive a pro rata portion of the Annual Equity Award set forth above (or cash equivalent if applicable) with the proration based on the number of calendar days in the calendar year that the director will serve as a non-employee director.

The number of shares subject to such Annual Equity Award will be determined by dividing the Annual Equity Award grant value set forth above by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).   The date of grant will be the first market trading date following the appointment or election of the non-employee or director.

Provisions Applicable to All Non-Employee Director Restricted Stock Awards

Each Annual Equity Award will be made under and subject to the terms and conditions of the Company’s 2014 Performance Incentive Plan, as amended (the “2014 Plan”), or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy.  Each Annual Equity Award will vest in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards granted under the 2004 Plan.

Annual Equity Awards granted under the 2014 Plan are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason.  However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s mandatory retirement policy as then in effect for members of the Board, each Annual Equity Award that is outstanding and otherwise unvested immediately prior to such retirement will generally become immediately vested and nonforfeitable upon the non-employee director’s termination of service as a director as a result of such retirement.  Annual Equity Awards, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a Change in Control Event (as such term is defined in the 2014 Plan).

Directors Deferred Compensation Plan

A non-employee director may elect to receive stock units under the Company’s Directors Deferred Compensation Plan (“Deferred Compensation Plan”) in lieu of cash retainers of Annual Equity Award in the form of restricted shares all in accordance with and subject to the terms and conditions of the Deferred Compensation Plan.

Expense Reimbursement

All non-employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business.  The Company will make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses.